UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 18)*


                             Riviera Holdings Corp.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $.001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    769627100
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 Andrew J. Perel
                        Cadwalader, Wickersham & Taft LLP
                           One World Financial Center
                            New York, New York 10281
                                 (212) 504-6656
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                   May 29, 2007
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


      If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of ss.ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g),
check the following box [ ].

      Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

      *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The Information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Flag Luxury Riv, LLC
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       AF
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                               |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 418,294
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      0
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          418,294
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          0
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       418,294
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                              |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       3.36%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       OO
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       RH1, LLC
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       WC
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                               |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Nevada
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 418,294
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      0
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          418,294
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          0
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       418,294
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                              |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       3.36%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       OO
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       FX Luxury Realty, LLC
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       WC
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                               |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 0
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      836,588
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          0
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          836,588
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       836,588
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                              |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       6.71%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       OO
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       CKX, Inc.
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       BK
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                               |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 0
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      836,588
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          0
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          836,588
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       836,588
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                              |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       6.71%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       CO
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Flag Luxury Properties, LLC
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       WC
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                               |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 0
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      836,588
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          0
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          836,588
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       836,588
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                              |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       6.71%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       OO
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       MJX Flag Associates, LLC
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       AF
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                               |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 0
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      836,588
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          0
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          836,588
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       836,588
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                              |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       6.71%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       OO
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       LMN 134 Family Company LLC
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       AF
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                               |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 0
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      836,588
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          0
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          836,588
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       836,588
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                              |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       6.71%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       OO
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Mitchell J. Nelson
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       OO
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                               |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 0
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      836,588
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          0
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          836,588
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       836,588
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                              |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       6.71%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       IN
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       ONIROT Living Trust dated 6/20/2000
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       WC
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                               |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 0
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      836,588
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          0
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          836,588
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       836,588
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                              |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       6.71%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       OO
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Flag Leisure Group, LLC
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       AF
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                               |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 0
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      836,588
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          0
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          836,588
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       836,588
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                              |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       6.71%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       OO
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       MJX Real Estate Ventures, LLC
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       AF
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                               |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 0
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      836,588
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          0
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          836,588
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       836,588
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                              |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       6.71%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       OO
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Robert F.X. Sillerman
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       OO
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                               |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------

                    7     SOLE VOTING POWER

NUMBER OF                 0
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      836,588
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          0
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          836,588
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       836,588
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                              |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       6.71%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       IN
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Paul Kanavos
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|
--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       OO
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                               |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 0
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      836,588
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          0
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          836,588
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       836,588
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                              |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       6.71%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       IN
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Brett Torino
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       WC
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                               |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 0
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      836,588
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          0
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          836,588
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       836,588
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                              |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       6.71%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       IN
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Rivacq LLC
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       AF
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                               |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 319,995
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      0
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          319,995
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          0
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       319,995
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                              |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       2.57%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       OO
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       SOF U.S. Hotel Co-Invest Holdings, L.L.C
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       AF
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                               |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 0
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      319,995
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          0
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          319,995
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       319,995
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                              |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       2.57%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       OO
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       SOF-VII U.S. Hotel Holdings, L.L.C.
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       AF
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                               |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 0
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      319,995
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          0
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          319,995
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       319,995
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                              |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       2.57%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       OO
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       I-1/I-2 U.S. Holdings, L.L.C.
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       AF
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                               |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 0
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      319,995
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          0
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          319,995
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       319,995
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                              |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       2.57%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       OO
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Starwood Global Opportunity Fund VII-A, L.P.
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       WC
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                               |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 0
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      319,995
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          0
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          319,995
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       319,995
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                              |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       2.57%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       PN
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Starwood Global Opportunity Fund VII-B, L.P.
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       WC
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                               |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 0
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      319,995
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          0
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          319,995
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       319,995
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                              |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       2.57%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       PN
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Starwood US Opportunity Fund VII-D, L.P.
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       WC
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                               |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 0
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      319,995
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          0
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          319,995
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       319,995
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                              |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       2.57%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       PN
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Starwood US Opportunity Fund VII-D-2, L.P.
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       WC
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                               |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 0
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      319,995
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          0
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          319,995
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       319,995
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                              |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       2.57%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       PN
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Starwood Capital Hospitality Fund I-1, L.P.
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       WC
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                               |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 0
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      319,995
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          0
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          319,995
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       319,995
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                              |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       2.57%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       PN
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Starwood Capital Hospitality Fund I-2, L.P.
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       WC
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                               |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 0
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      319,995
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          0
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          319,995
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       319,995
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                              |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       2.57%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       PN
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       SOF-VII U.S. Management, L.L.C.
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       AF
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                               |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 0
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      319,995
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          0
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          319,995
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       319,995
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                              |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       2.57%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       OO
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       SCG Hotel Management, L.L.C.
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       AF
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                               |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 0
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      319,995
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          0
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          319,995
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       319,995
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                              |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       2.57%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       OO
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Starwood Capital Group Global, LLC
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       AF
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                               |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Connecticut
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 0
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      319,995
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          0
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          319,995
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       319,995
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                              |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       2.57%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       OO
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Barry S. Sternlicht
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       OO
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                               |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

NUMBER OF                 123,200
SHARES                    -----------------------------------
BENEFICIALLY        8     SHARED VOTING POWER
OWNED BY
EACH                      319,995
REPORTING                 -----------------------------------
PERSON              9     SOLE DISPOSITIVE POWER

                          123,200
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          319,995
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       443,195
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                              |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       3.56%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       IN
--------------------------------------------------------------------------------

      This Amendment No. 18 amends and supplements the statement on Schedule 13D (the "Statement") originally filed with the Securities and Exchange Commission on December 28, 2005, and amended by Amendment No. 1 on March 3, 2006, Amendment No. 2 on March 23, 2006, Amendment No. 3 on April 5, 2006, Amendment No. 4 on May 18, 2006, Amendment No. 5 on August 2, 2006, Amendment No. 6 on August 4, 2006, Amendment No. 7 on March 12, 2007, Amendment No. 8 on March 23, 2007, Amendment No. 9 on March 26, 2007, Amendment No. 10 on March 30, 2007, Amendment No. 11 on April 17, 2007, Amendment No. 12 on April 27, 2007, Amendment No. 13 on May 4, 2007; Amendment No. 14 on May 15, 2007; Amendment No. 15 on May 16, 2007; Amendment No. 16 on May 30, 2007 and Amendment No. 17 on June 1, 2007 by Flag Luxury Riv, LLC; FX Luxury Realty, LLC; CKX, Inc.; Flag Luxury Properties, LLC; MJX Flag Associates, LLC; Flag Leisure Group, LLC; MJX Real Estate Ventures, LLC; LMN 134 Family Company LLC; Mitchell Nelson; ONIROT Living Trust dated 6/20/2000; Robert F.X. Sillerman; Paul Kanavos; RH1, LLC; Brett Torino; Rivacq LLC; SOF U.S. Hotel Co-Invest Holdings, L.L.C.; SOF-VII US Hotel Holdings, L.L.C.; I-1/I-2 U.S. Holdings, L.L.C.; Starwood Global Opportunity Fund VII-A, L.P.; Starwood Global Opportunity Fund VII-B, L.P.; Starwood U.S. Opportunity Fund VII-D, L.P.; Starwood U.S. Opportunity Fund VII-D-2, L.P.; Starwood Capital Hospitality Fund I-1, L.P.; Starwood Capital Hospitality Fund I-2, L.P.; SOF-VII Management, L.L.C.; SCG Hotel Management, L.L.C.; Starwood Capital Group Global, LLC; and Barry S. Sternlicht with respect to the common stock, par value $0.001 per share, of Riviera Holdings Corporation, a Nevada corporation. Unless otherwise indicated, each capitalized term used but not defined herein shall have the meaning assigned to such term in the Statement. From and after the date hereof, all references in the Statement to the Statement or terms of similar import shall be deemed to refer to the Statement as amended and supplemented hereby.

      The Reporting Persons have entered into a Sixth Amended and Restated Joint Filing Agreement, dated as of June 4, 2007, a copy of which is filed herewith as
Exhibit 10.27 to the Statement, and which is incorporated herein by reference. Neither the fact of this filing nor anything contained herein shall be deemed an admission by the Reporting Persons that they constitute a "group" as such term is used in Section 13(d)(1)(k) of the rules and regulations under the Securities Exchange Act of 1934, as amended.

ITEM 1. SECURITY AND ISSUER

      Response unchanged.

ITEM 2. IDENTITY AND BACKGROUND

      Item 2 is hereby supplemented as follows:

      FLR is a limited liability company formed under the laws of Delaware with its business address at 650 Madison Avenue, New York, NY 10022. FLR's principal business is the holding of Common Stock.

      RH1 is a limited-liability company formed under the laws of Nevada with its business address at 4445 Wagon Trail Ave, Las Vegas, NV 89118. RH1's principal business is the holding of Common Stock.

      FX Luxury Realty, LLC ("FXLR"), a limited liability company formed under the laws of Delaware, is the sole member of FLR with an approximate 100% equity interest in FLR. FXLR is also the sole member of RH1 with an approximate 100% equity interest in RH1. FXLR's business address is 650 Madison Avenue, New York, NY 10022, and its principal business is the development of real estate-based projects.

      CKX Inc., a corporation formed under the laws of Delaware, is a member of FXLR with a 50% equity interest in FXLR. CKX's principal business address is 650 Madison Avenue, New York, NY 10022, and its principal business is the ownership, development and commercial utilization of entertainment content.

      FLP, a limited liability company formed under the laws of Delaware, is a member of FXLR, with a 50% equity interest in FXLR. FLP's business address is 650 Madison Avenue, New York, NY 10022 and its principal business is the development of high-end residential and hotel real estate properties.

      MJX, a limited liability company formed under the laws of Delaware, is a member of FLP with an approximate 25.81% equity interest in FLP. MJX's business address is 650 Madison Avenue, New York, NY 10022 and its principal business is the holding of a membership interest in FLP.

      LMN134, a limited liability company formed under the laws of Delaware, is a partner of MJX with an approximate 1.67% equity interest in MJX. LMN134's business address is 134 East 80th Street, NYC 10021 and its principal business is investment of its assets and the management of its investment holdings.

      Mitchell J. Nelson is the managing member of LMN 134. Mr. Nelson is a citizen of the United States. Mr. Nelson's business address is 650 Madison Avenue, New York, NY 10022, and his principal occupation is Senior Vice President of Business Affairs of FLP.

      ONIROT is a member of FLP with an approximate 26.36% interest in FLP. ONIROT is a living trust formed under the laws of Nevada for the sole benefit of Brett Torino, and its business address is 4445 Wagon Trail Ave, Las Vegas, NV 89118.

      FLG, a limited liability company formed under the laws of Delaware, is the managing member of FLP with an approximate 6.6% equity interest in FLP. FLG's business address is 650 Madison Avenue, New York, NY 10022 and its principal business is the management of FLP.

      MREV is a member of FLG with an approximate 33.33% equity interest in FLG, and MREV is a member of MJX with an approximate 98.33% equity interest in MJX. MREV is a limited-liability company formed under the laws of Delaware with its business address at 650 Madison Avenue, New York, NY 10022. MREV's principal business is the holding of a membership interest in FLG and MJX and lending funds to FLP and its affiliates.

      Robert F.X. Sillerman is the president and sole member of MREV with a 100% equity interest in MREV, and Mr. Sillerman is the president of MJX. Mr. Sillerman is a citizen of the United States. Mr. Sillerman's business address is 650 Madison Avenue, New York, NY 10022 and his present principal occupation is Chairman and Chief Executive Officer of CKX, Inc.

      Paul Kanavos is the president of FLR, FLP and FLG. Mr. Kanavos is a member of FLP with an approximate 25.81% equity interest in FLP and Mr. Kanavos is a member of FLG with an approximate 33.33% equity interest in FLG. Mr. Kanavos is a citizen of the United States. Mr. Kanavos' business address is 650 Madison Avenue, New York, NY 10022 and his principal occupation is President of FLP.

      Brett Torino is a member of FLG with an approximate 33.33% equity interest in FLG, and Mr. Torino is the sole trustee and beneficiary of ONIROT. Mr. Torino is a citizen of the United States. Mr. Torino's business address is 4445 Wagon Trail Ave, Las Vegas, NV 89118 and his present principal occupation is as a real estate professional.

ITEM 3. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

      Item 3 is hereby supplemented as follows:

      CKX invested $100 million in FXLR, for which it received a 50% equity interest. The investment was made with the proceeds from a drawdown under CKX's amended $150 million revolving credit facility with Bear Stearns Corporate Lending Inc., as administrative agent.

      FXLR borrowed $23 million from Credit Suisse.

      FXLR purchased from FLP the 100% equity interest in FLR for $10,295,412.13. One million dollars of the $10,295,412.13 was paid in the form of a promissory note from FXLR to FLP and the remainder was paid in cash. FXLR purchased from FLG the 100% equity interest in RH1 for $12,548,820 paid in cash. FXLR paid the foregoing cash amounts from working capital derived from investments and/or borrowings.

ITEM 4. PURPOSE OF TRANSACTION

      Item 4 is hereby supplemented as follows:

      On May 29, 2007, FLR, Rivacq and RH1 entered into a letter agreement (the "May 29 Letter Agreement") whereby (i) FLR and Rivacq each agreed to contribute half of the $2,300,000 paid by Parent to T5 pursuant to the T5 Option and (ii) the parties agreed that FLR and Rivacq are each entitled to beneficial ownership of 50% of any shares of Common Stock that Parent may acquire from T5 upon exercise of the option under the T5 Option.

      The foregoing and subsequent references to, and descriptions of, the May 29 Letter Agreement, are qualified in their entirety by reference to such May 29 Letter Agreement, which is incorporated by reference to Exhibit 10.28 hereto.

ITEM 5. INTEREST IN SECURITIES OF THE COMPANY

      Item 5 is hereby supplemented as follows:

      On June 1, 2007, FXLR purchased from FLP the 100% equity interest FLP held in FLR. On June 1, 2007, FXLR purchased from FLG the 100% equity interest FLG held in RH1. Upon completion of such purchases, FXLR may be deemed the beneficial owner of 836,588 shares of Common Stock, which represent approximately 6.71% of the outstanding shares of Common Stock as of May 8, 2007. CKX, as a member of FXLR with a 50% equity interest in FXLR, may also be deemed to have beneficial ownership of the foregoing shares of Common Stock. FLP, as a member of FXLR with a 50% equity interest in FXLR, may also be deemed to have beneficial ownership of the foregoing shares of Common Stock. MJX, as a member of FLP with an approximate 26% equity interest in FLP, may also be deemed to have beneficial ownership of the foregoing shares of Common Stock. FLG, as a member of FLP with an approximate 6.6% equity interest in FLP, may also be deemed to have beneficial ownership of the foregoing shares of Common Stock. ONIROT, as a member of FLP with a 26.36% equity interest in FLP, may also be deemed to have beneficial ownership of the foregoing shares of Common Stock. LMN134, as a member of MJX with an approximate 1.67% equity interest in MJX, may also be deemed to have beneficial ownership of the foregoing shares of Common Stock. Mitchell Nelson, as managing member of LMN134, may also be deemed to have beneficial ownership of the foregoing shares of Common Stock. MREV, as a member of MJX with an approximate 98.33% equity interest in MJX, and as a member of FLG with a 33.33% equity interest in FLG, may also be deemed to have beneficial ownership of the foregoing shares of Common Stock. Robert F.X. Sillerman, as President of MJX and as President and sole member of MREV, may also be deemed to have beneficial ownership of the foregoing shares of Common Stock. Paul Kanavos, as President of FLR, President and member of FLG with an approximate 33.33% equity interest in FLG, and as President and member of FLP with an approximate 36.1% equity interest in FLP, may also be deemed to have beneficial ownership of the foregoing shares of Common Stock. Brett Torino, as a member of FLG with an approximate 33.33% equity interest in FLG, and as sole trustee and beneficiary of ONIROT, may also be deemed to have beneficial ownership of the foregoing shares of Common Stock.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS, OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE COMPANY.

      Item 6 is hereby supplemented as follows:

      23. On May 29, 2007, FLR, Rivacq and RH1 entered into the May 29 Letter Agreement. A copy of the May 29 Letter Agreement is filed herewith as Exhibit
10.28 and incorporated herein by reference.

      24. On June 4, 2007, FLR, FXLR, CKX, FLP, MJX, FLG, MREV, LMN134, Mitchell
J. Nelson, ONIROT, Robert F.X. Sillerman, Paul Kanavos, RH1, Brett Torino, Rivacq, SOF Co-Invest, SOF VII, Hotel Fund, Opportunity Fund VII-A, Opportunity Fund VII-B, Opportunity Fund VII-D, Opportunity Fund VII D-2, Hospitality Fund I-1, Hospitality I-2, SOF VII Management, Hotel Management, SCGG and Barry S. Sternlicht entered into the Sixth Amended and Restated Joint Filing Agreement. A copy of the Sixth Amended and Restated Joint Filing Agreement is filed herewith as Exhibit 10.27 and incorporated herein by reference.

ITEM 7. MATERIAL TO BE FILED AS EXHIBITS.

      Item 7 is hereby supplemented as follows:

      10.27 Sixth Amended and Restated Joint Filing Agreement, dated June 4, 2007 by and among Flag Luxury Riv, LLC; FX Luxury Realty, LLC; CKX, Inc.; Flag Luxury Properties, LLC; MJX Flag Associates, LLC; Flag Leisure Group, LLC; MJX Real Estate Ventures, LLC; LMN 134 Family Company LLC; Mitchell J. Nelson; ONIROT Living Trust dated 6/20/2000; Robert F.X. Sillerman; Paul Kanavos; RH1, LLC; Brett Torino; Rivacq LLC; SOF U.S. Hotel Co-Invest Holdings, L.L.C.; SOF-VII US Hotel Holdings, L.L.C.; I-1/I-2 U.S. Holdings, L.L.C.; Starwood Global Opportunity Fund VII-A, L.P.; Starwood Global Opportunity Fund VII-B, L.P.; Starwood U.S. Opportunity Fund VII-D, L.P.; Starwood U.S. Opportunity Fund VII-D-2, L.P.; Starwood Capital Hospitality Fund I-1, L.P.; Starwood Capital Hospitality Fund I-2, L.P.; SOF-VII Management, L.L.C.; SCG Hotel Management, L.L.C.; Starwood Capital Group Global, LLC; and Barry S. Sternlicht.

      10.28 Letter Agreement, dated May 29, 2007, by and among Flag Luxury Riv, LLC, RH1, LLC, and Rivacq LLC.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                    Flag Luxury Riv, LLC

                                    By:   /s/ Paul Kanavos
                                          ------------------------------
                                    Name:  Paul Kanavos
                                    Title: President

                                    RH1, LLC

                                    By:   Flag Leisure Group, LLC
                                          ------------------------------
                                          Its sole member

                                          By:   /s/ Paul Kanavos
                                                ------------------------------
                                                Name:  Paul Kanavos
                                                Title: President

                                    Flag Leisure Group, LLC

                                    By:   /s/ Paul Kanavos
                                          ------------------------------
                                    Name:  Paul Kanavos
                                    Title: President

                                    Flag Luxury Properties, LLC

                                    By:   /s/ Paul Kanavos
                                          ------------------------------
                                    Name:  Paul Kanavos
                                    Title: President

                                    Paul Kanavos

                                    /s/ Paul Kanavos
                                    ------------------------------------

                                    FX Luxury Realty, LLC

                                       By: Flag Luxury Properties, LLC
                                           ------------------------------

                                           By:  /s/ Paul Kanavos
                                                -------------------------
                                           Name:  Paul Kanavos
                                           Title: President


                                       By: CKX, Inc.
                                           -------------------------------

                                           By:   /s/ Robert F.X. Sillerman
                                                 -------------------------
                                           Name:  Robert F.X. Sillerman
                                           Title: Chief Executive Officer

                                    MJX Flag Associates, LLC

                                    By:   /s/  Robert F.X. Sillerman
                                          ------------------------------
                                    Name:  Member
                                    Title: Robert F.X. Sillerman

                                    CKX, Inc.

                                    By:   /s/ Robert F.X. Sillerman
                                          ------------------------------
                                    Name:  Robert F.X. Sillerman
                                    Title: Chief Executive Officer


                                    MJX Real Estate Ventures, LLC

                                    By:   /s/  Robert F.X. Sillerman
                                          ------------------------------
                                    Name:  Robert F.X. Sillerman
                                    Title: Member

                                    Robert F.X. Sillerman

                                    /s/  Robert F.X. Sillerman
                                    ------------------------------------

                                    LMN 134 Family Company LLC

                                    By:   /s/  Mitchell J. Nelson
                                          ------------------------------
                                    Name:  Mitchell J. Nelson
                                    Title: Managing Member

                                    Mitchell J. Nelson

                                    /s/  Mitchell J. Nelson
                                    ------------------------------------

                                    ONIROT Living Trust Dated 06/20/2000

                                    By: /s/  Brett Torino
                                    ------------------------------------
                                    Name:  Brett Torino
                                    Title: Trustee


                                    Brett Torino

                                    By: /s/  Brett Torino
                                    ------------------------------------

                                   Rivacq LLC

                                   By: SOF U.S. Hotel Co-Invest Holdings,
                                       L.L.C.

                                       By: SOF-VII U.S. Hotel Holdings, L.L.C.

                                          By:   /s/  Barry S. Sternlicht
                                              ----------------------------------
                                          Name:  Barry S. Sternlicht
                                          Title: Chief Executive Officer

                                       By: I-1/I-2 U.S. Holdings, L.L.C.


                                          By:   /s/  Barry S. Sternlicht
                                              ----------------------------------
                                          Name:  Barry S. Sternlicht
                                          Title: Chief Executive Officer

                                    SOF U.S. Hotel Co-Invest Holdings, L.L.C.

                                    By: SOF-VII U.S. Hotel Holdings, L.L.C.

                                       By:   /s/  Barry S. Sternlicht
                                           ----------------------------------
                                       Name:  Barry S. Sternlicht
                                       Title: Chief Executive Officer

                                    By: I-1/I-2 U.S. Holdings, L.L.C.

                                       By:   /s/  Barry S. Sternlicht
                                           ----------------------------------
                                       Name:  Barry S. Sternlicht
                                       Title: Chief Executive Officer

                                    SOF-VII U.S. Hotel Holdings, L.L.C.

                                    By:   /s/  Barry S. Sternlicht
                                        ----------------------------------
                                    Name:  Barry S. Sternlicht
                                    Title: Chief Executive Officer

                                    I-1/I-2 U.S. Holdings, L.L.C.

                                    By:   /s/  Barry S. Sternlicht
                                        ----------------------------------
                                    Name:  Barry S. Sternlicht
                                    Title: Chief Executive Officer

                                    Starwood Global Opportunity Fund VII-A, L.P.

                                    By: SOF-VII Management, L.L.C.
                                        Its general partner

                                        By: Starwood Capital Group Global,
                                            L.L.C.
                                        Its General manager

                                               By: /s/  Barry S. Sternlicht
                                                   -----------------------------
                                               Name:  Barry S. Sternlicht
                                               Title: Chief Executive Officer

                                    Starwood Global Opportunity Fund VII-B, L.P.

                                    By: SOF-VII Management, L.L.C.
                                    Its general partner

                                       By: Starwood Capital Group Global, L.L.C.
                                       Its General manager

                                               By: /s/  Barry S. Sternlicht
                                                  ------------------------------
                                               Name:  Barry S. Sternlicht
                                               Title: Chief Executive Officer

                                    Starwood U.S. Opportunity Fund VII-D, L.P.

                                    By: SOF-VII Management, L.L.C.
                                        ----------------------------------
                                        Its general partner

                                        By: Starwood Capital Group Global,
                                            L.L.C.
                                        Its General manager

                                               By: /s/ Barry S. Sternlicht
                                                  ------------------------------
                                               Name:  Barry S. Sternlicht
                                               Title: Chief Executive Officer

                                    Starwood U.S. Opportunity Fund VII-D-2, L.P.

                                    By: SOF-VII Management, L.L.C.
                                        Its general partner

                                        By: Starwood Capital Group Global,
                                            L.L.C.
                                        Its General manager

                                               By: /s/  Barry S. Sternlicht
                                                  ------------------------------
                                               Name:  Barry S. Sternlicht
                                               Title: Chief Executive Officer

                                    Starwood Capital Hospitality Fund I-1,L.P.

                                    By: SCG Hotel Management, L.L.C.
                                        ----------------------------------
                                        Its general partner

                                        By: Starwood Capital Group Global,
                                            L.L.C.
                                        Its General manager

                                               By: /s/  Barry S. Sternlicht
                                                  ------------------------------
                                               Name:  Barry S. Sternlicht
                                               Title: Chief Executive Officer

                                    Starwood Capital Hospitality Fund I-2, L.P.

                                    By: SCG Hotel Management, L.L.C.
                                        Its general partner

                                        By: Starwood Capital Group Global,
                                            L.L.C.
                                        Its General manager

                                              By: /s/  Barry S. Sternlicht
                                                 -------------------------------
                                              Name:  Barry S. Sternlicht
                                              Title: Chief Executive Officer

                                    SOF-VII Management, L.L.C.

                                    By: Starwood Capital Group Global, L.L.C.
                                        Its General manager

                                        By: /s/  Barry S. Sternlicht
                                           -------------------------------------
                                        Name:  Barry S. Sternlicht
                                        Title: Chief Executive Officer

                                    SCG Hotel Management, L.L.C.

                                    By: Starwood Capital Group Global, L.L.C.
                                           Its General manager

                                        By: /s/  Barry S. Sternlicht
                                           -------------------------------------
                                        Name:  Barry S. Sternlicht
                                        Title: Chief Executive Officer

                                    Starwood Capital Group Global, LLC

                                    By:   /s/  Barry S. Sternlicht
                                        ----------------------------------------
                                    Name:  Barry S. Sternlicht
                                    Title: Chief Executive Officer

                                    Barry S. Sternlicht

                                    /s/  Barry S. Sternlicht
                                    ------------------------------------------

Dated: June 4, 2007